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The following conference call was held with the public on August 15, 2016:

MAA and Post Properties Joint Conference Call

August 15, 2016

08:30 am ET

Operator:	Good morning, ladies and gentlemen. Welcome to the MAA and Post Properties joint conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, the company will conduct a question and answer session. As a reminder, this conference is being recorded today, August 15, 2016. I will now turn the conference over to Tim Argo, Senior Vice President for Finance for MAA. Please go ahead.

Tim Argo:	Thank you, Erica. Good morning everyone. This is Tim Argo, Senior Vice President of Finance for MAA. Also on our call this morning are Eric Bolton, Chairman and CEO of MAA; Dave Stockert, CEO and President of Post Properties; and Al Campbell, CFO of MAA.

Before we begin with our prepared comments this morning, I want to point out that as part of this discussion, management from MAA and Post will be making forward-looking statements. Actual results may differ materially from projections. We encourage you to refer to the safe harbor language included in this morning’s joint press release and ’34 Act filings with the SEC which describe risk factors that may impact future results. These reports along with a copy of today’s prepared comments and an audio copy of this morning’s call will be available on both company’s websites.

During this call, we will also discuss certain non-GAAP financial measures. Historical reconciliations to comparable GAAP measures can be found in our past releases and supplemental financial data available on the SEC’s website at www.sec.gov or at the company’s websites at www.maac.com under the “For Investors” tab, and www.postproperties.com under the “Investors” tab. In addition, we have posted an investor presentation on each company’s website that further discusses the transaction which has also been filed separately with the SEC. Finally, given that this transaction is subject to approval on both MAA and Post shareholders, we may not be able to answer all of the questions you might have today. We will file a joint proxy statement covering this transaction in the near future, and we urge all shareholders to carefully read it and any other relevant information that either company may file with the SEC. I’ll now turn the call over to Eric.

Eric Bolton:	Thanks, Tim, and good morning. As announced earlier this morning, the Boards of Directors of MAA and Post Properties have agreed to merge the two companies. This combination brings together two organizations that we believe will have a superior competitive advantage across our combined Sun Belt footprint providing shareholders, residents, and employees of both MAA and Post a better long-term value proposition. The high degree of geographic overlap provides meaningful opportunity for higher operating efficiencies while also generating increased balance within many of our large markets as each portfolio tends to serve different urban and suburban submarkets and rent price points. By combining the platforms, the go-forward company will have a broader more balanced earnings base that will drive superior risk-adjusted FFO growth and dividend support over the full cycle.

Both companies maintain solid investment grade balance sheets. The combination of the two will make for an even stronger combined balance sheet that we believe will lead to a lower long-term cost of capital and greater flexibility and optionality in executing on opportunities we pursue. Post has a well-established development platform that has a proven record of delivering high-end and value-add new investments. Supported by the new larger and stronger balance sheet of the combined company, we believe this development platform will be a meaningful value contributor going forward. This combined platform will also support a potential for more earnings efficient recycling of capital over a broader range of investment opportunities.

We’re excited about the possibility surrounding the integration of the two operating platforms. We see a number of benefits associated with the increased scale in the markets where we operate. By adopting the best practices of both companies we expect to capture additional competitive advantages and superior performance in revenue growth, operating margins, and NOI growth. We believe this combination is a meaningful long-term value accretive transaction for MAA. We anticipate an initial bump in NAV which is expected to increase in the 3 to 4% range as we execute on the opportunities surrounding operating margin enhancement, a number of redevelopment opportunities, and bring the development pipelines of both companies to full-production.

We believe opportunities for G&A savings and a reduced marginal cost of debt will further increase earnings and also enhance enterprise value. Longer-term, the opportunity surrounding the new development pipeline, enhanced capital recycling, and cost capital benefits will deliver additional and meaningful value growth. As was the case in our merger three years ago with Colonial Properties, given the earnings multiple disparity between MAA and Post, we do anticipate an initial level of first-year earnings dilution in the range of 4.5 to 5.5%. We anticipate full recovery on this over the next 12 to 18 months as we gear up earnings by executing on the synergies and the other opportunities I just noted. Longer-term, we’re very confident in the materially-enhanced earnings profile and associated value proposition to be captured in combining these two companies.

In summary, we’re quite excited about this opportunity. The combination of MAA and Post establishes a portfolio, and operating an investing platform, and a balance sheet that will have clear competitive advantages across our region. MAA has the merger experience, capability, and proven ability to fully harvest the opportunity presented by combining these two companies. Further, with both companies already operating on the same property management, financial reporting, and revenue management platforms, the integration risks are low. MAA and Post have significant geographic overlap. We know how to operate and we know how to compete in these markets. We will approach this combination in the same manner we approached our merger with Colonial three years ago, namely with a commitment to take the strength that both organizations offer and build an even stronger company. We have known and respected the Post team and their high-quality brand for many years. We look forward to now locking arms to fully capture the opportunity surrounding our coming together as one company. With that, I’m going to turn the call over to Dave.

Dave Stockert:	Thank you, Eric. The opportunity to combine two leading Sun Belt multifamily platforms into one outstanding company is a compelling one. Through this transaction Post shareholders realized an attractive value for their investment, will be the beneficiaries of increased earnings and cash flow per share, and capture an increase in the common dividend of about $0.45 per share or about 24%. The combined business will have a more diversified cash flow stream; attractive mix of assets, markets and submarkets; will be able to realize the benefits of scale in its markets; and will have a formidable balance sheet and an array of options for deploying capital. I’ve had the opportunity to get to know Eric Bolton over the past many years and hold him and his team in high regard.

MAA’s track record is impressive and our two companies share a common culture based on service to residents and to colleagues. I feel confident entrusting Post’s capable and hardworking associates to this new company. Opportunities should abound for the associates of the combined platform. The merger is expected to close in the 4th quarter upon the vote of shareholders of both companies. The proxy statement is expected to be filed as soon as possible.

In the meantime, the teams at Post and MAA will stay focused on executing our business through the rest of the summer leasing season and positioning the companies for a successful integration. That’s all we have in the way of prepared comments. So, Erica, we will now turn the call back to you for questions.

Operator:	Thank you. At this time, if you would like to ask question you may do so by pressing the * and 1 on your touchtone telephone. If at any point you find your question has been answered, you may remove yourself from the queue by pressing the # key. Once again, please press * and 1 and we’ll go first to the site of Nick Yulico from UBS. Please go ahead.

Nick Yulico:	Oh, thanks. Good morning everyone. So, Eric, you talked about some of the initial earnings dilution from the merger because of the different multiples. I just want to make sure when you said — I think you said 4.5 to 5% earnings dilution, is that factoring in the $20 million of G&A synergies?

Eric Bolton:	Yes.

Nick Yulico:	Okay. Okay, got it. Then I guess going to Dave on the Post side. You’ve obviously — in the past, the company’s been explored some — it’s been reported you’ve explored some M&A opportunities in the past. Can you give us a little background about how this deal came about, how the conversation started and whether you looked at other options as well?

Dave Stockert:	Well, Nick, we have had conversations off and on in the past and the proxy statement will include a discussion and the background of the merger so we’ll wait for that to come out. But we’re very excited about this transaction with MAA. We believe it’s good value for our assets in business. It gives the shareholders of Post in addition though an opportunity to participate in a combined company that we think is going to be very strong. We think it really sets out the leading Sunbelt large cap apartment REIT and that that company ought to have a lot of opportunity going forward.

Nick Yulico:	Okay, thanks. I’ll hop back in later. Thanks.

Operator:	We’ll go next to the site of Robert Stevenson from Janney Montgomery. Please go ahead.

Venkat Kommineni:	Good morning. This is Venkat in for Rob. Eric, how much value did you guys ascribe to Post development capabilities and team?

Eric Bolton:	To tell you, there’s really not a definitive number I can give you from a platform perspective. We certainly believe that the opportunity to take what’s clearly a proven platform and support it with the scale, and the quality, and the strength of the balance sheet that we will have going forward is an exciting part of what the future value proposition is for this combined company. Not only in terms of just capturing additional external growth, but importantly also supporting the important capital recycling processes that we think are important to do on a consistent basis. So we think that aspect of this story is compelling, but in terms of how we approached our assessment it was really based on more of just a — we looked in a lot of different things but ascribing a specific value or number to that piece of it is not something I can really give you at this point.

Venkat Kommineni:	Okay and given the size of the new company, how big of a development pipeline would you guys be comfortable with going forward?

Eric Bolton:	You know, I think that we are comfortable staying in a 3 to 4% range which is pretty much where the combined group is right now, a combined basis right now. We are going to be talking something approaching $600 million. In that range of this $17 billion enterprise value going forward, 3 to 4% range is something we’re very comfortable with. We think that that allows us to stay active through the cycle. Obviously, at certain points of the cycle, one would tend to be a little bit pulling back versus pushing forward but that 3 to 4% range is something we’re pretty comfortable with.

Venkat Kommineni:	Okay, great. Thank you.

Eric Bolton:	You bet.

Operator:	We’ll go next to the site of George Hoglund from Jefferies. Please go ahead.

George Hoglund:	Yes, hi. Just wanted to get a better sense of what’s the timeframe you expect to realize not only $20 million of cost synergies and then just revenue synergies going forward.

Eric Bolton:	Well, honestly, we think a lot of this is going to be captured over the course of next year. I think that some of the opportunities that we have identified, particularly those pertaining to redevelopment and those associated with providing or getting the existing development pipeline fully productive, will carry forward into ‘18 and beyond. But we really believe that by the time we get to the end of next year that a lot of the initial opportunities particularly in the area of G&A, some of the operating efficiencies associated at the property level coming from scale. Some of the things that we think we would be able to do on the revenue management side that by the time we get to the back half of next year, 2017, a lot of that will be at a run rate reflective of the value proposition that we think exists here.

George Hoglund:	Okay, thank you.

Eric Bolton:	You bet.

Operator:	Let’s take our next question from Drew Babin from Robert Baird. Please go ahead.

Drew Babin:	Good morning.

Eric Bolton:	Hi, Drew.

Dave Stockert:	Good morning, Drew.

Drew Babin:	First question. Within the Post portfolio I know, Dave, historically, there’s been a hesitancy to embark on redevelopment or ROI-type capex projects unless the money can be gained back fairly quickly and I guess transition that question to Eric. Within the Post portfolio, do you see a capital spending opportunity to boost ROI capex paid projects and increase your average rents in the near term or is that something that may come down the road a little later?

Eric Bolton:	Drew, yes, as you know we’ve had a pretty active effort in that regard within our existing portfolio particularly coming out of our merger with Colonial that we have executed on over the last several years and we believe demonstrated real value proposition. We believe and are confident that we are going to find some comparable opportunities going forward now as the consequence of putting these two companies together. Particularly at this point in the cycle, we find that the redevelopment tends to be pretty compelling. So we think that there’s meaningful opportunity in that regard. We will get into some of it over the course of next year but this is something that will play out probably over the next two to three years. It takes a while to — we have a very methodical, very disciplined approach that we take and we think this is something much again like we’re seeing in our effort with the Colonial portfolio. This is something that will be a multiyear effort but very value accretive.

Drew Babin:	Thank you and then a question for Al on the debt side. The secured debt that Post has on its balance sheet, I think 6% average rate as of last quarter. Does this transaction create any opportunity to potentially refinance any of that earlier than would otherwise be the case?

Al Campbell:	Yes, Drew. That’s certainly the hope as we move forward and the plan as we move forward. They have less than $200 million of secured debt and the great news in this transaction is the lower leverage that that balance sheet brings to us as well as the unsecured debt, the term loans, the bonds, and the unencumbered assets. So that’s really the point that we’d like to focus on. It really adds a lot of strength to our balance sheet but, yes, we do expect great savings going forward as we refinance that.

Drew Babin:	Okay. Finally, the $20 million in synergy, should we expect that that’s all on the G&A side or whether some of that would be within property operating expenses?

Al Campbell:	All of that is overhead. Some of that is on the G&A line and some of that is in NOI line as reported by Post and by us. So, we look at that all as overhead. So that first $20 million is public company cost overhead that’s related to property operations but it’s overhead nonetheless, and so that’s the first — that $20 million is all of that and we feel very confident capturing that by the end of next year.

Drew Babin:	Okay, great. Thank you very much.

Operator:	Next to the line, Rich Anderson from Mizuho Securities. Please go ahead.

Rich Anderson:	Okay, thanks. Good morning. So, Eric or David, whomever, you said a multiyear effort 5% diluted out of the gate. That includes the synergies. You’re kind of at late cycle in multifamily in general and Atlanta and Dallas susceptible to supply. I’m just curious. When you say “multiyear”, what does “multi” mean, because it seems like this could take quite a while to reverse this 5% dilution out of the gate.

Eric Bolton:	Well, Rich, I will tell you. We’re hopeful that, frankly, we’ll get a lot of that realized on a run rate basis by the time we get to the end of next year. The two items that I think carry on for more than a year or so is going to be some of the redevelopment as well as getting the new development pipeline fully productive. But we think that things in the area surrounding operating margin enhancement, revenue management practices that we will be seeing a lot of that realized by the time we get to the end of next year. So we think that — I mean we are not, obviously, putting out guidance for ‘17 at this point but we think that by the time we get to the end of next year that the run rate is going to be largely back. Al?

Al Campbell:	There is one thing to keep in mind as well is if you think about the development pipeline last year that really has the most dilutive impact to 2017. So that’s a big impact on that 4 to 5%. So, obviously, as we move through that, make that productive, that’s going to make a big difference. That’s a big piece of that to consider.

Eric Bolton:	The other thing I would just also add here that’s important to keep in when you talk about Dallas and Atlanta late cycle, so on and so forth. Obviously, our focus on the Sunbelt markets is largely driven by a belief that it’s really the demand side of the equation that ultimately I think really drives the superior performance over the long haul. Both of these markets and really throughout this region, we believe the demand side of the equation favors our region of the country and favors our portfolio. We understand supply issues can happen in these markets from time to time like they can in all markets as we see playing out in San Francisco and New York at the moment. But we think that by diversifying the earning stream of the portfolio in both suburban and urban locations in both large and secondary markets that we go a long way towards minimizing some of the supply side pressures that can occur from time to time. Ultimately, particularly as a result of putting these two portfolios together, we feel like we’ve really broadened our earnings base and believe that ultimately it creates a stronger growth profile over the full cycle which you’ve heard me say a lot over the years. [Laughter]

Rich Anderson:	So, is there a reasonable — I know you’re not giving guidance but is it reasonable to say, “Okay, out of the gate dilutive, ramp-up development, get the companies together and agree.” And then by year-end 2018 maybe we’re back to square one from an earnings perspective but in the meantime, you’re building NAV over the course of that timeframe. Is that a good way to think about it?

Eric Bolton:	I absolutely agree with that. Again, I would say we think that meaningful amount of this earnings is back by the end of ’17, not the end of ’18.

Al Campbell:	We believe there’s an initial NAV accretion at the onset as well.

Rich Anderson:	Well, I’m saying you’re talking about a run rate by the end of ’17. I’m talking about the full number, right? Okay.

Eric Bolton:	Yes, yes, yes. Yes, I got you.

Rich Anderson:	Eric, so you as a standalone company have kind of pushed back on being a developer over the years and then you bought Colonial and you got into it a little bit, and now you’re recommitting. I understand it’s not a whole lot but I’m just curious what the appeal of development is at this stage in the trend line for multifamily from your perspective.

Eric Bolton:	Well, I think that we see the development aspect to our story going forward as an important piece of the value proposition both in terms of supporting new growth but also supporting a need, an important need, that I think we have to continually refresh the portfolio, continue to enhance the after-capex cash flow growth profile of the company, and having a development aspect to support capital recycling, I think is going to be important and positive. Certainly, at various points in the cycle, development is more attractive than other parts of the cycle but we’ve long had a history of executing a very disciplined and rigorous capital deployment practice. Obviously, at this point in the cycle, we’re going to be very careful and very disciplined about how much we would commit to. At various points of the cycle we’ll step on the accelerator a little bit. But given the scale of the company now, we can afford, we think to carry a steady level over the full cycle that is going to be supportive to our agenda surrounding the need to support recycling of capital and do so on a basis that’s more favorable to earnings management as we work through the recycling process. So, it’s an important part of who we are and as we’ve gotten bigger and the balance sheet continues to gain strength, I think having this become a little bit more of who we are is a good strategic move.

Rich Anderson:	Okay and lastly, is there any — can you give any comment on the break fee?

Eric Bolton:	I’m not sure what the comment would be other than it’s outlined in the merger agreement.

Rich Anderson:	Oh, I’m sorry. I didn’t see. I apologize. I’ll look for that.

Eric Bolton:	Okay. No, it was filed this morning so it’s out there.

Rich Anderson:	Okay, thank you.

Eric Bolton:	You bet.

Operator:	We’ll go next to the line of Tom Lesnick from Capital One, please go ahead.

Ryan Wineman:	Hi. This is Ryan Wineman here with Tom Lesnick. So post-merger, it looks like Atlanta will be 13.8% a year of same store NOI, even some of the other markets below that seem to be getting a little bit more concentrated. Can you talk about how you’re thinking about concentration risk at this point?

Eric Bolton:	Well, I think that we certainly will be looking at that over the course of the next few months. We very much are interested and, obviously, ensuring we stay well-diversified and balanced but I will quickly point out that when you take a market like Atlanta or Dallas, given the unique nature of what the Post portfolio has served in terms of who they serve, their little submarket location and rent price point and you compare and contrast that to where we are largely located in some of these larger markets like Dallas and Atlanta. We think that we — even though on an aggregate basis, we’re running higher than we were, we are still very balanced in those markets that obviously are very dynamic markets with very, very strong growth. So, we’ll be taking a look at this, Tom, and certainly expect going forward that we will continue to strive to keep a very strong balance and thoughtful diversification. We continue, I’ll add, we continue to believe very much in the merits of having a meaningful component of the portfolio allocated to some of these dynamic secondary markets that have long defined our story to some degree and have been supportive for us over a long period of time. You’ll see that continue as part of who we are going forward.

Ryan Wineman:	Okay, thank you. That’s helpful. Then, Eric, I have one more for you. Could you maybe just compare and contrast the integration process from here on out with the past merger of CLP?

Eric Bolton:	Well bottom line, we see this one opportunity as far easier execution on our part. We just comment on that there’s been some dialogue out there about some of the integration challenges that we had in 2014. I wanted just to make sure that folks understand what we’re talking about is there was a moment in the second quarter of 2014 as we were converting half the portfolio onto completely different new property management system where occupancy numbers moved away from us a little bit. Once we realized that that had taken place by the next month, the next month we had it recovered but it forced us, in the second quarter of last year, to come up a little bit short of what we had expected. Important to note, by the third quarter and for the year, we more than made it up. So, for all of 2014, we came in better than we had originally expected. So, I think that whole commentary has been way overstated.

Having said that, in this particular situation with Post, we are on the same property management system, the same financial reporting system, the same revenue management system, we’re talking about portfolio in terms of unit count that’s half the size of what Colonial was and we, as you might imagine, have really developed some strength and learned a lot. We are very confident in our ability to execute on this integration.

Ryan Wineman:	All right, thank you. That’s it for me.

Operator:	We’ll go next to the line of John Kim from BMO Capital Markets. Please go ahead.

John Kim:	Good morning. So, Post is already running at very high occupancy. You already use the same revenue management system, so why is going this route better than acquiring portfolios or individual assets where you could possibly have higher revenue synergies?

Eric Bolton:	Well, obviously, this is a chance to introduce a very high-quality portfolio onto our platform. We think that we’ve got more work to do in terms of understanding more about the actual execution practices on revenue management and all that that entails. We know enough at this point to feel confident that there is going to be some opportunity there but as we — I have great respect for the Post platform and the performance that they created over the years. But we think the scale and the best practices of what we see happening at both companies will afford us some real opportunity moving forward, much as we saw in our combination with Colonial. Obviously, as we go out and look on one-off opportunities, one-off acquisitions, depending on the situation, sometimes more opportunity than others. But having said all of that, this particular portfolio, this particular combination, we’re confident and excited about the opportunity we see in putting the operating practices of both companies on one platform.

John Kim:	Okay. In your guidance over the next couple of years, do you have this position in place? In particular, do you plan to keep the DC portfolios that have the new market for you?

Eric Bolton:	Well, we certainly do anticipate a steady level of capital recycling that we’ll be doing going forward as we have been doing historically. We’ll be talking a hard look at the aggregate portfolio and making judgments about markets and so forth. We very much believe that those two markets really come into this relationship — new to us — not only DC, but Denver. Both very dynamic markets that I think offer good prospects long-term. So it would be premature for me to say anything at this point about specific changes that we’ll make. We’ll be looking at that over the course of the next few months but a recycling aspect to what we do will certainly be a part of what we do going forward.

John Kim:	Okay and then a follow-up on the termination fees. It looks like there’s a doubling of the fees between the definition of tier one and tier two. It seems like that’s mostly based on the timing of if and when a break happens but is there anything else that is different between tier one and tier two besides timing?

Eric Bolton:	Not really. It’s 30 days at tier one and then beyond that at tier two.

John Kim:	Okay, great. Thank you.

Operator:	We’ll go next to the line of Vincent Chao at Deutsche Bank. Please go ahead.

Vincent Chao:	Hey. Good morning everyone. Just curious, it sounds like the integration process here is you expect it to be much simpler than CLP. Just curious if you have a sense of what those costs might look like at this point.

Al Campbell:	Well, I can give you a context of what we had in Colonial was about $8.5 million. So we think something in terms of $5- to $10 million range total transition costs, integration cost over that first year. I would expect to, hopefully, surpass or beat what we did with Colonial but that’s the range that we’ve had before and that we’re working with.

Vincent Chao:	Got it. Thank you. Then in terms of the revenue synergies, you mentioned a few times best practices and things like that. I’m just curious if there was something in the Post operations that you feel that maybe you guys could do a little bit better from the MAA side and vice versa, and maybe just little bit more specifics on some of what you’re seeing within those best practices.

Eric Bolton:	I would tell you it’s premature to get into any specifics at this point. I can certainly just tell you based on experience that we’ve had through our process with Colonial that we are confident that there are opportunities there, taking best practices at both companies. We’ll have more details in that regard over the course of the next few months as we work through the integration practice, but we’re optimistic and confident, frankly, that there’s going to be some opportunities there.

Vincent Chao:	Okay, thank you.

Operator:	Thank you. We’ll go next to the site of Alexander Goldfarb from Sandler O’Neill. Please go ahead.

Alexander Goldfarb:	Hello. Good morning. First, Eric, on the accretion, was that on a GAAP basis or on a cash basis; the dilution accretion that you spoke about?

Al Campbell:	It’s on an FFO, core FFO basis that we talked about. It would be initially dilutive as we talked about but we plan to recapture that over the first 12 — 18 months with a little bit going further from the redevelopment of others but that’s on a core FFO basis, Alex.

Alexander Goldfarb:	Okay. So as far as a debt mark-to-market and the in-place rent mark-to-market, how much is that from — the difference between a GAAP and a cash basis?

Al Campbell:	We think the total debt mark-to-market adjustment will be about mid-30, $35- to $38 million range. A big portion of that would be the preferred. So the month-to-month amortization there, we haven’t settled on exactly what that’s going to be but probably over a five-year window that it amortizes. You can start with that.

Alexander Goldfarb:	And the in-place rent mark-to-market?

Al Campbell:	Something similar I would think.

Alexander Goldfarb:	Okay.

Al Campbell:	It will amortize a lot shorter.

Alexander Goldfarb:	Okay and then did you guys put any value on the Post brand or how are you thinking about that on a go-forward basis?

Eric Bolton:	Well, we respect the Post brand a lot. It means a lot in these markets and in this region. It’s something that we’re going to be studying with the combined team and considering how best to capitalize on that strong brand and that strong reputation, I can’t give you any specifics just yet, but we certainly don’t have any intention of changing anything near term. All of the property names will certainly remain as they are. We have found an incredibly high degree of consistency and how we think about approaching the business from a service perspective, culture perspective. As I say, we’re committed to taking the best of both companies and building something stronger. So, more to come as it relates to specifically your question on the Post brand but we respect a lot and appreciate the quality of it, and don’t intend to lose that.

Alexander Goldfarb:	Okay and then just the final question is for Dave. Dave, over the years when you’ve been asked about mergers or selling the company, etcetera, it was always whether or not the present value of what you’re being paid today is something that Post couldn’t achieve over time. 17% premium to last close to our NAV or at NAV so just curious, how much of this decision is because, in apartment land, people have found that the efficiencies that bigger is better versus as you looked at your development program or what you guys had in place that you couldn’t achieve this otherwise?

Dave Stockert:	You know, I think it goes back to what I was saying before. I think it is an attractive valuation at the outset but it’s also an opportunity for the Post shareholders to stay invested in a company that I think is going to be a very strong competitor and stakes out a very unique position in the Sunbelt among large cap apartment REITs. So we’ll have nice diversity of cash flow through the price point, and the product, and the submarkets that we are arrayed in. I think the company will be able to sustain, as Eric talked about, a development pipeline that’s appropriately scaled through the cycles. I think that’s something that you can achieve all of that on a bigger base. It’s much, much more difficult to achieve that on a smaller base. So I think it’s a win all around for Post shareholders.

Alexander Goldfarb:	Okay, thank you.

Operator:	We’ll go next to the line of Ivy Zelman from Zelman & Associates.

Dennis McGill:	Hi, good morning. This is Dennis McGill. I guess the first question would have to do with the near-term underwriting. I think you spoke to the longer-term value creation here both from an FFO standpoint as well as

NAV but this is very different. I guess the cycle is very different from when you bought Colonial particularly in the urban markets where Post Properties are heavily concentrated. So can you just help us from a macro standpoint? Aside from the company-specific initiatives, from a macro standpoint, what have you underwritten for the next couple of years as far as trends and rent growth or just apply?

Eric Bolton:	Well, again, I think we’ll have more to say as we roll out our guidance for ’17 but we understand the point of where we are in the cycle. We understand in the markets where the supply trends are in some of these more urban-oriented submarkets. Obviously, we’ve looked at all of that and factor that into our anticipation of earnings dilution and longer-term-to-value proposition. So, this is a strategic transaction. This is something we’re doing to cobble together two companies that are going to, we believe, create a platform that has a value proposition associated with it that has multiyear benefits and value proposition beyond what either company could achieve on a stand-alone basis. So, we look at this as a longer-term opportunity. We understand where we are in the market right now. The diversity that we still maintain in our portfolio, the balance and earnings stream of the various submarkets that we serve, we think allows us to work through the next couple of years in fine shape and well-positioned to really harvest meaningful value long-term.

Dennis McGill:	Okay, Eric. So, when you look at that comment of clawing back the dilution. Let’s say, run rate basis into ’17 but then to ’18 is the underlying macro assumption that trends outside of the company, just macro-sectored trends, are decelerating through that period, stable or possibly then accelerating.

Eric Bolton:	I would say that based on everything that we look at, anything from maintaining where we are to slight deceleration of course vary by market and submarket. This is not being done and contemplating a recovery if you will or some sort of major lift in the apartment market. Clearly, we believe that the outlook long-term for apartment real estate and apartment fundamentals is compelling particularly in the region of the country where we see some of the strongest job growth and household formation trends anywhere in the country. But I would tell you that we’re going into this with eyes wide-open regarding what we think is going to play out over the next couple of years. While we’re certainly at a — as you say, we’re at a different point in the cycle versus where we were three years ago. We certainly have contemplated that and our near-term dilution impact but I believe that we will be back where we need to be and recover this initial dilution in short order. Certainly, the value proposition of both near term, while, a slight bump, the longer-term value proposition we think is pretty compelling.

Dennis McGill:	Okay, appreciate it. Good luck.

Operator:	We’ll go next to the line of Conor Wagner from Green Street. Please go ahead.

Conor Wagner:	Good morning. Eric, could you please detail for us the 3 to 4% NAV upside that you mentioned earlier?

Eric Bolton:	We’ll let Al address that.

Al Campbell:	Yes, Conor, I’ll take this. If you just look at where we — there’s a lot of ways to value the company. NAV being one very important one obviously. The way we look at it is we took the NAV that we believe we’re acquiring in Post. We take the value of shares we’re issuing that are our premium and we add to that the deal cost and we think it’s slightly accretive initially. Then once we captured additional NOI synergies of some of the things we talked about, Eric talked about, we think that will move the 3 to 4% over that. We’ll call it 18 months period.

Conor Wagner:	Okay, so the 3 or 4% NAV upside is over the 18 months period, not right out the gate?

Al Campbell:	We think it’s initially accretive slightly. Call it just less than 1%. We think that will grow 3 to 4% over the first 18 months and that’s our review on it.

Conor Wagner:	Okay. Okay then, Al. Then what are the transaction costs?

Al Campbell:	Transaction costs we think are going to be around $70 million which is about 1.5% of the deal which is comparable to what we saw in Colonial and maybe it’s a little better than that. But that’s comparable to what we saw in Colonial and that’s what we estimate at this point.

Conor Wagner:	Okay, great. Then, Al, do you have any initial read on where you guys will be able to issue 10-year debt, what kind of spread to the Treasury?

Al Campbell:	Yes, I’ll tell you. I’ll just say this. We’re very excited about the combined strength of this balance sheet, Conor. We think it really brings it almost to a fortress level. We will talk and we have already talked to all three rating agencies. We’ll continue to do that. So, I think once we got to a point where capturing some — that we’ve proved that the deal is closed and we’re beginning to show the — the proof of the merger that we talked about. Call it six to 12 months from now. I would expect to see maybe a 30 to 40 basis points improvement on a spread that we were getting as MAA standalone which puts us in line with some of the other comparable peers that are at our credit rating or near our credit rating. So, that would put you in the mid to low threes in total cost if we would do a 10-year bond.

Conor Wagner:	Okay, great. Thank you on that and then Eric, just back to DC again. I know you’ve focused a lot on being in markets where you believe you have a competitive advantage and DC is obviously one of the most competitive markets out there for apartments both on the public and the private side. So, do you think that’s a market where you’ll be able to compete or what kind of timeframe should we expect on your decision on what you’re going to do in DC?

Eric Bolton:	You know, Conor, I hesitate to — I don’t know yet. I mean we certainly are — as we get into portfolio assessment at a deeper level we’ll be taking a hard look at that. I think that there are parts of the cycle where that market clearly has demonstrated some real value-add and some real performance. We need to understand more about our submarket locations that we have there and that overall MSA and make that decision. But, as you know, we do like the idea of taking our capabilities, taking our strength that I would argue has gotten even higher and leveraging that to create value in the markets where we compete. So more to come on that, Conor, is about the best I can tell you right now. We’ll take a hard look at that and be thoughtful about it but more to understand about that.

Conor Wagner:	Thank you.

Operator:	We’ll go next to the line of Nick Joseph from Citi. Please go ahead.

Michael Bilerman:	Hey, it’s Michael Bilerman here with Nick. Eric, I’m just curious. How much time you guys have spent together recently to jumpstart the integrations? How much time have you started to think about your systems and processes and procedures in terms of this negotiation, in terms of exclusivity to getting the deal announced?

Eric Bolton:	Well, it’s been — I would say we’ve known the Post team at some level for quite some time. A lot of our folks know each other and they’ve worked on different focus groups for different things. So, there is a fair degree of awareness but we’ve got more work to do and I think that — I mean, obviously, at some level it’s been pretty focused thus far at a higher level but we know enough at this point to feel confident about the synergy that we think is there and the opportunities that are there. We work this deal based on a certain level of assumptions. A lot of what we learned through our process with Colonial and as was the case in our merger with Colonial, as we waded in, we found more. We’re optimistic, and hopeful, and believe strongly frankly that there is going to be some real opportunity here. A high degree of overlap as you know and we think with that comes even more opportunity than what we had with Colonial.

Michael Bilerman:	Dave, you’re thinking about the two-tier termination fee with 30 days and $1.00 less per Post share. How much of that was to stimulate potentially other bidders? Can you talk a little bit about the desire to have a two-tier termination fee?

Dave Stockert:	That was nothing more than the sum total of the negotiation that we had around the entire transaction. So, I wouldn’t carve anything out in particular as being targeted at any particular objective. It’s just the sum total of where we came out on the negotiation.

Michael Bilerman:	When you think about maybe — or, can you put some meat around the bones in terms of the dilution and then getting back to being flat. If you think about your comment about 5% dilution effectively to get back to being flat, you’re looking at a combined almost $40 million of combined FFO out of the two entities on the new share base just doing the NAV. So how do you — and that’s already taking into account the $20 million of savings that you have and not dealing with any of the accounting stuff, but how do you make up $40 million of FFO to get back to neutral? Can you outline specifically above and beyond what each of these companies would have done development/redevelopment? It all has to be incremental to where the Street is already? Then the hurdle, obviously, for ‘18 is just wide or just given where the multiples are. So, can you talk about maybe specifically how you gain back $40 million of combined FFO?

Eric Bolton:	I’ll let Al give you some of the details but let me also just give context here. It’s important to recognize. This is very similar to the level of dilution, very similar to the metrics from a percentage perspective that we saw with our Colonial transaction. So there’s nothing out of line here. This is very much in line with what we’ve been through before and have experienced in demonstrating the opportunity to recover that. Al, why don’t you talk?

Al Campbell:	Yes and Michael, I’ll add some color to that really there’s five things or five buckets that we talked about. I just want to highlight these really quickly in terms of how we’re going to close it. One is the overhead synergies which are part of the 4 to 4 1⁄2 — 5 1⁄2 as we talked about. Then there’s additional NOI synergies that come from the scale and then improve the — choosing the best of both practices for these companies was going to be fairly significant over the first 18 months we believe but one thing I think is really big in this, in the $40 million, you need to understand is the development. 2017 is one of the most dilutive years in the development portfolio for Post that has been ramped up over the last year. That alone is probably $15 million in that $40 million and so that’s an important point to remember. Then we’re going to have a redevelopment program and we have some debt savings on top of that, some debt cost. Both of us have bond programs that are pretty strong. The combined company over the first two to three years will issue — call it $1.8 billion in public debt and we think that, as I mentioned, we get 30 to 40 basis points savings on that. That’s a fairly significant number. So all of those things, we’re very aware of that. With all of those things added together we’re very confident we’ll close that dilution gap in a pretty quick manner.

Michael Bilerman:	Okay, thank you.

Operator:	We’ll go next to the line of Austin Wurschmidt from KeyBanc Capital. Please go head.

Austin Wurschmidt:	Hi, good morning. Thanks. Eric, just curious about your thought on what the right number of markets are or what point is there a diminishing return on the diversification that you get from being in a larger number of markets and then just maybe talk about your long-term targets or thoughts on the large versus secondary market exposure.

Eric Bolton:	Well, I think that as a consequence of this we’ll be roughly 75% weighted and what we define as large 25% weighted in secondary. I think it’s conceivable just as a consequence of recycling effort. A lot of our focus over the last several years has been focused on recycling cap on some of the older assets that we had that happened to be more focused in some of the secondary market segments of the portfolio. I think as we move forward, you’ll see us harvesting likely more capital out of older assets in some of the larger markets and very likely we’ll see as I’ve said for years frankly, we think the right long-term mix long-term is going to be call it anywhere from 60/40, 70/30 sort of range. I think that, ultimately, you’ll see us get in somewhere that, call it, 70/30 would be, I think, a good guess just as a consequence of recycling out of older investments and knowing now, increasingly more of our older investments are in some of the larger markets that we have. So I can’t remember. I think that I answered your question. If there was another part to that, I forgot.

Austin Wurschmidt:	Yes. No, no, it was just the right number of markets and at what point is their diminishing return on the diversification being spread out across as many markets as you are.

Eric Bolton:	Yes, I’m not sure there’s so much of a magic as to the number of markets as much as it is. In a given market, you want to be sure that you’ve got enough presence to justify so that you get some efficiencies and you get some opportunity to run in a given market at an efficient level. I think we have sold out of something around 15 to 17 markets over the last five years and have, I think, driven more efficiency into our operating platform. We’ve got a little bit more work to do in that regard but I think that as opposed to the absolute number of markets, it’s really more function and making sure that we’ve got enough scale in a given market to really drive the margins in that market from an overhead perspective in an optimum manner.

Austin Wurschmidt:	Thanks for the detail there. Just curious if you could give a sense on what the right level of redevelopment is. I know you’ve touched on the length of the cycle and thoughts there but, with a larger entity, what’s sort of a good run rate on redevelopment for a given year for the combined portfolio?

Eric Bolton:	Well, we’ve been running at 4,000 units. My guess is that it scales up a little bit from there, call it 5,000 units. We have more work to do in that regard to really pin that down but we think that it could be pretty significant going forward and certainly north of what we’ve been doing.

Austin Wurschmidt:	What are your targeted returns on redevelopment?

Eric Bolton:	Yes, I think on an unleveraged basis 10%, a little more. So it’s been a very good program and that’s on a very conservative underwriting that we captured for many years. I mean cash-on-cash return, the first year is over 20% the way we do this program. So, a very good use of capital, one of the best.

Austin Wurschmidt:	Great. Thanks for taking my questions.

Eric Bolton:	Yes.

Operator:	We’ll take our next question from the line of Buck Horne from Raymond James. Please go ahead.

Buck Horne:	Hi. Thanks guys. My questions have been asked and answered. Congratulations on the deal.

Eric Bolton:	Thanks, Buck.

Tim Argo:	Thanks, Buck. Let me just say to everyone. We’re about coming up on the end of the half hour here. The market is about to open and we’ve been told it would be good for us to be off at market open. So, with that we’re going to conclude the questions at this point. If we didn’t get to you or if you’ve got any follow-up questions, obviously reach out to us and we’ll get back to you as quickly as we can and keep you updated. Thanks a lot. Appreciate everyone joining us this morning.

END

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which MAA and Post operate and beliefs of and assumptions made by MAA management and Post management, involve uncertainties that could significantly affect the financial results of MAA or Post or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed merger between MAA and Post, including future financial and operating results, the attractiveness of the value to be received by Post shareholders, and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to expected synergies, improved liquidity and balance sheet strength — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, regional and local economic climates, (ii) changes in financial markets and interest rates, or to the business or financial condition of either company or business (iii) increased or unanticipated competition for the companies’ properties, (iv) risks associated with acquisitions, including the integration of the combined companies’ businesses, (v) the potential liability for the failure to meet regulatory requirements, including the maintenance of REIT status, (vi) availability of financing and capital, (vii) risks associated with achieving expected revenue synergies or cost savings, (viii) risks associated with the companies’ ability to consummate the merger and the timing of the closing of the merger, and (ix) those additional risks and factors discussed in reports filed with the SEC by MAA and Post from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. Neither MAA nor Post undertakes any duty to update any forward-looking statements appearing in this document.

Additional Information about the Proposed Merger and Where to Find It

This communication relates to the proposed merger pursuant to the terms of the Agreement and Plan of Merger, dated as of August 15, 2016, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Post Properties, Inc., Post GP Holdings, Inc. and Post Apartment Homes, L.P.

In connection with the proposed merger, MAA expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of MAA and Post that also constitutes a prospectus of MAA, which joint proxy statement/prospectus will be mailed or otherwise disseminated to MAA and Post shareholders when it becomes available. MAA and Post also plan to file other relevant documents with the SEC regarding the proposed merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by MAA and Post with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by MAA with the SEC will be available free of charge on MAA’s website at www.maac.com or by emailing MAA Investor Relations at investor.relations@maac.com or contacting Tim Argo, Senior Vice President, Finance at 866-576-9689. Copies of the documents filed by Post with the SEC will be available free of charge on Post’s website at www.postproperties.com or by contacting Polly Butler, Investor Relations at 404-846-5022.

Certain Information Regarding Participants

MAA and Post and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about MAA’s executive officers and directors in MAA’s definitive proxy statement filed with the SEC on April 14, 2016 in connection with its 2016 annual meeting of shareholders and in Form 4s of MAA’s directors and executive officers filed with the SEC. You can find information about Post’s executive officers and directors in Post’s definitive proxy statement filed with the SEC on April 12, 2016 in connection with its 2016 annual meeting of shareholders and in Form 4s of Post’s directors and executive officers filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from MAA or Post using the sources indicated above.

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.